Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2020, with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton

Shanghai, China

September 23, 2020